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                       February 22, 2022

       John Gandolfo
       Chief Financial Officer
       Eyenovia, Inc.
       295 Madison Avenue, Suite 2400
       New York, New York 10017

                                                        Re: Eyenovia, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2020
                                                            Filed March 30,
2021
                                                            File No. 001-38365

       Dear Mr. Gandolfo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences